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                                                                    EXHIBIT 6.6

                               APPOINTMENT LETTER

29TH MAY, 2000

Mr. Karthikeyan Raman
Blk 201, #04-152
Bukit Batok st 21
Singapore 650201

SUB: APPOINTMENT LETTER

DEAR KARTHIK,

         SolutionNET (Asia Pacific) Pte Ltd is happy to inform you that you have been selected for the post of "ASST. VICE PRESIDENT - INFORMATION TECHNOLOGY" and we are extremely happy to provide you with this opportunity to become a part of the SLNN team. Your primary responsibility will be development of various Projects, Banking Products and development of Health care Products to various clients and in charge of the Product Management. We sincerely desire to help you achieve your full potential, technically, managerially or in a combination that is most meaningful to you and to SolutionNET (Asia Pacific) Pte Ltd.

         Right from the beginning, we will be working towards building a long-term plan. Our goal, indeed our mission, will be to provide you with an interesting, challenging and rewarding work environment.

         We sincerely desire to help you achieve your full potential in your primary area of responsibility, Sales and to help you grow managerially to take up more responsibilities. We will also look upon you as an emissary of the company and ask you to help us reinforcing a high standard of ethics in working with fellow SolutionNET associates and with our clients.

         The specific terms of your employment are as attached.

         Please sign and return a copy of this Appointment letter to indicate your acknowledgement and acceptance of this offer.

         I have pleasure in welcoming you on board and trust that we will have a happy and mutually beneficial association.

Yours truly,


/s/ TRV Rajan
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TRV RAJAN
Asst. Vice President - HR & Admin.



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                               TERMS OF EMPLOYMENT

NAME OF THE CONSULTANT/ STAFF MEMBER: Mr. Karthikeyan Raman

DIVISION/ DEPARTMENT: INFORMATION TECHNOLOGY

DESIGNATION: "ASST.  VICE PRESIDENT"

SALARY
Your Basic salary will be S$ 82,800/-(SINGAPORE DOLLARS EIGHTY TWO THOUSAND EIGHT HUNDRED ONLY) PER ANNUM, your salary will be reviewed after twelve months based on the appraisal.

EMPLOYEE STOCK OPTIONS

As explained to you, SLNN is listed on NASDAQ OTC:BB and is qualified for main board listing. SLNN management is working on Employee Stock option with which you will get substantial benefits should you opt for the same.

STOCK OPTION PLAN (SOLUTIONNET INTERNATIONAL INC - SLNN):

1.       SIGN ON STOCK OPTION:

No of Stock Options: 6,000

Vesting Period: You will be entitled to vest the 33.33% of options every year for the period of 3 years at 50% of Market Price:

2.       INCENTIVE STOCK OPTION:

You will be entitled for the following incentive options based on performance as per company policy:

Guidelines for measuring performance:

-        Build a strong project and business development team
-        Expand the company products and services in to the Asia Pacific region
-        Increase Revenues and Profits

The assessment will be done at the end of the calendar year.

OTHER BENEFITS
In addition, you will be covered under the hospitalization & insurance benefits as per standard company norms as is applicable to all SLNN employees from the date of approval and issue of Policy from SLNN's official insurance company.

SLNN currently does not reimburse medical expenses.


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EXPENSES
Business expenses like local conveyance, travel, accommodation on overseas travel, handphone/pager bills will be reimbursed on approval from your supervisor as per existing company policies from time to time.

DUTIES, RESPONSIBILITIES AND ATTACHMENT
It is your obligation to perform the duties assigned to you by any duly authorized officer of SLNN or the Client. You will carry assignments/projects given to you from time to time with diligence and devotion and maintain the company's image as suppliers of quality software and services.

In view of the nature of Company's business, you may be assigned to different locations both in Singapore and abroad at the Client's work place.

WORK HOURS AND WORK LOCATION
You will follow the official working hours of SolutionNET (Asia Pacific) Pte Ltd, depending upon your place of work.

PROBATION
You will be on probation for a period of SIX MONTHS from the date of your joining.

SLNN management reserves the right to review your performance during the probation period and the services can be terminated with One day's notice if your performance is not found to be satisfactory or if there is a material breach of any employment terms or of moral nature.

LEAVE
You will be entitled to 16 days of Paid leave per annum and 1 day of Sick leave (against production of Medical Certificate) for every month of service completed.

The leave will be subject to management approval and should not be taken as the right to remain absent.

The management reserves the right to adjust your salary subject to the days worked and leave policies as adopted from time to time by the management.

PART-TIME EMPLOYMENT AND PRIVATE PRACTICE
You agree that the duties herein shall be full time and you will not engage in other business ventures or employment without the prior approval from SLNN. You will devote the whole of your time, attention and ability to the business of the company and should observe all rules and regulations applicable from time to time.

You will also not directly or indirectly solicit and/or accept offer for employment/employment from SLNN's clients or join the competitor's company within one year after leaving services of SLNN unless agreed in writing by the management of SLNN.


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You will also need to sign the confidentiality and non-disclosure agreement after joining SLNN.

INCOME TAX
You will be liable to pay all your personal income tax under Singapore Law.

OVERSEAS ASSIGNMENTS
You will be required to give the company, a written undertaking for completing the work/project assigned and timely return to resume work in Singapore before proceeding on an overseas assignment, if you need to travel.

TRAINING
You may be selected and sponsored by the company for training assignments with the Company's associates or other institutions abroad. You will, diligently and beneficially, take part in such training and assignments.

The cost of such overseas training include travel fare and related expenses will be borne by SLNN subject to your signing a suitable agreement with SLNN that you will continue to serve the company after such training, for a minimum period as may be stipulated before the training.

TERMINATION OF EMPLOYMENT
Either party may terminate the contract by giving One Month's (30 days) written notice or equivalent salary in lieu thereof.

SLNN may terminate the employment without notice at any time during the period of employment, if you do not perform your assigned duties or you are found guilty of any personal misconduct or of any willful breach and have continued to neglect of the terms of employment or any other duties or terms that SLNN or its clients may from time to time assign.

CONFIDENTIALITY, SECRECY & SECURITY
All information acquired by you is to be treated as confidential except such as is or has become public knowledge otherwise than through your default or neglect.

You will not during or after termination of his employment without the prior written consent of the SLNN or the Client, disclose or permit disclosure of any confidential information obtained in the course of or as a result of this employment, concerning the affairs of SLNN, the Client (including but not limited to departments of Government of Singapore) to any person or body not otherwise authorized by law to receive such information.

You will take all reasonable precautions in dealing with any information documents and papers provided to him by SLNN or the Client (including as aforesaid) so as to prevent any unauthorized person from having access to such information documents or papers.

The laws regarding the Computer Misuse Act, Chapter 50a will apply and under no circumstance you will misuse any computer resources that belong to SLNN or the Client.

Upon the termination of employment you will deliver to SLNN, all documents papers or copies thereof and property belonging to it which may be in your possession, custody or control.


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BREACH OF CONTRACT
In the event of any actual or threatened breach of the above clauses by the employee including with limitation of the loss or injury which SLNN may suffer, you agree that SLNN shall exercise their right to specifically enforce the performance of all obligations in terms of employment as well as any other injunctive relieves as may be granted by a court of competent jurisdictions without prejudice to any other relieves, monetary or otherwise as SLNN may be entitled by law as compensation for the loss damage suffered on account of breach of the terms of the contract.

GENERAL RULES AND REGULATIONS
Your employment will be subject to the Rules and Regulations of SLNN on anything not expressly provided herein or necessarily implied therefore and which may be in force or amended from time to time.

I have read, understood and I accept the above Terms and Conditions of employment. I confirm that I will be able to join SLNN in the Second week of June 2000.


Signature: /s/ Karthikeyan Raman
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Name: Karthikeyan Raman                   Date: May 29, 2000 NRIC No.: S7076999I



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